FOR IMMEDIATE RELEASE
Joint Release - May 14, 2015
WashingtonFirst Bankshares, Inc. to Acquire 1st Portfolio Holding Corporation
RESTON, VA and FAIRFAX, VA- WashingtonFirst Bankshares, Inc. (Nasdaq: WFBI) and 1st Portfolio Holding Corporation announced today that they have entered into a definitive agreement for WashingtonFirst to acquire 1st Portfolio in a stock transaction expected to close early in the third quarter of 2015. The combination will significantly expand WashingtonFirst’s mortgage lending business as well as add an additional line of business - wealth management - to WashingtonFirst’s array of financial services.
“We are excited to welcome 1st Portfolio’s shareholders, customers and employees to WashingtonFirst,” said Shaza Andersen, founder and Chief Executive Officer of WashingtonFirst. “We have known Michael Rebibo, 1st Portfolio’s President and Chief Executive Officer, for many years. Michael is a former banker who shares our vision and understanding of what is required to be a successful community bank in the 21st century. 1st Portfolio’s mortgage lending and wealth advisory businesses serve their clients throughout the Washington DC metropolitan area, which overlays perfectly with our customer base. The knowledge and experience of 1st Portfolio’s personnel, together with our cultural similarities, make this combination very attractive for us.”
“By joining the WashingtonFirst team, we have strategically broadened our wealth management and mortgage lending offering to include comprehensive banking services,” said Rebibo. “Banking is a logical complement to our core services and we are thrilled to align ourselves with a leader in the metro DC area. As members of the WashingtonFirst family, we are excited to bring the conveniences of private banking to our high net worth clientele, while enhancing the lending options for our mortgage customers.”
Under the terms of the merger agreement, accredited shareholders of 1st Portfolio will receive $7.7 million in WFBI common stock valued at $16.00 per share. Ten percent of the merger consideration will be held in escrow for one year to secure 1st Portfolio’s indemnification obligations under the merger agreement. In addition, WFBI will issue shares of its common stock, valued at $16.00 per share, in exchange for up to $7.0 million in new capital, representing 1st Portfolio’s tangible equity capital in excess of $2.5 million. As of March 31, 2015, the amount of such excess capital was approximately $5.1 million. Non-accredited shareholders of 1st Portfolio, who hold approximately 2% of 1st Portfolio's common stock, will receive cash consideration in lieu of shares of WFBI common stock. “We project that this acquisition will be immediately accretive to earnings per share and will initially be 2% to 3% dilutive to WFBI’s tangible book value per share. However, the accretion to earnings per share will lead to a recovery of the tangible book value share dilution within approximately two years,” said Matthew Johnson, Chief Financial Officer of WashingtonFirst. After the merger, 1st Portfolio Wealth Advisors will be a subsidiary of WashingtonFirst, 1st Portfolio Lending Corporation will be a division of WashingtonFirst Bank, and Michael Rebibo will join WashingtonFirst as an executive in charge of those two lines of businesses.
In this transaction, Sandler O'Neill + Partners, LP served as financial advisor to WashingtonFirst and Troutman Sanders LLP served as legal counsel. Cooley LLP served as legal counsel to 1st Portfolio.
1st Portfolio shareholders will receive separate instructions for exchanging their 1st Portfolio shares for shares of WashingtonFirst.
WashingtonFirst has successfully executed three previous acquisitions: First Liberty National Bank in 2006, Alliance Bankshares Corporation in 2012, and Millennium Bank, N.A. in 2014.
About WashingtonFirst
WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. As of March 31, 2015, WashingtonFirst Bank had $1.4 billion in total assets. The Bank focuses on providing quality, tailored services to its customers and conducts a full-service commercial and retail banking operation through 17 branches in the greater Washington, D.C. metropolitan area. For more information about WashingtonFirst, please visit www.wfbi.com.

About 1st Portfolio
1st Portfolio Holding Corporation is headquartered in Fairfax, Virginia and is the holding company for 1st Portfolio Lending Corporation and 1st Portfolio Wealth Advisors. 1st Portfolio Lending is a direct mortgage lender focused on providing exceptional service to its residential mortgage customers in Virginia, Maryland, the District of Columbia, Delaware, North Carolina and Florida. 1st Portfolio Wealth Advisors is a wealth advisory firm that specializes in helping select affluent business owners, executives and families preserve and grow their wealth. The firm draws on its advisors’ financial acumen and entrepreneurial expertise to provide comprehensive wealth management and business retirement plan services. In the twelve months ended April 30, 2015, 1st Portfolio Lending Corporation originated approximately $500 million in residential mortgage loans. At April 30, 2015, 1st Portfolio Wealth Advisors managed approximately $238 million in client assets.
Cautionary Statements About Forward-Looking Information
Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of WashingtonFirst Bankshares, Inc. (the “Company”) as to future trends, plans, events, results of operation and general economic condition. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. Readers are cautioned against placing undue reliance on these statements. Actual events or results could be materially different from those expressed or implied by the forward-looking statements. The ability of the Company to declare and pay future dividends depends on a number of factors, including but not limited to: Board of Directors’ and regulatory approval, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Additional factors that could cause actual events or results to differ materially are disclosed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.
Contact Information
WashingtonFirst Bankshares Inc.                1st Portfolio Holding Corporation
Matthew R. Johnson                    Michael J. Rebibo
Executive Vice President & Chief Financial Officer        President & Chief Executive Officer
(703) 840-2422                        (703) 821-5554
mjohnson@WFBI.com                    mrebibo@firstportfolio.com

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